Exhibit 99.1

Alan T. Ennis Elected to the Board of Directors and President, Revlon International

NEW YORK--(BUSINESS WIRE)--February 25, 2009--Revlon, Inc. (NYSE: REV) announced today that its Board of Directors has elected Alan T. Ennis as a Director of the Company and President, Revlon International. Mr. Ennis will remain Executive Vice President and Chief Financial Officer. These changes are effective March 1, 2009.

The election of Mr. Ennis will increase the size of Revlon’s Board of Directors to eleven members. Revlon will continue to have a majority of independent Directors on its Board.

Commenting on today’s announcement, David L. Kennedy, Revlon President and Chief Executive Officer said "Alan has demonstrated strong leadership skills and excellent strategic capabilities, and I am confident that he will continue to successfully lead our strong finance organization and that our international business will continue to grow profitably under Alan’s leadership.”

Revlon Chairman Ronald O. Perelman said, “We welcome Alan to the Company’s Board of Directors. Alan has provided valuable, strategic input to Revlon, and will continue to benefit our Board and the Company.”

Mr. Ennis, age 39, was elected Executive Vice President, Chief Financial Officer in November 2006, after having served as Senior Vice President, Corporate Controller and Chief Accounting Officer. In addition to his role as Chief Financial Officer, he has overseen the Company's International business during 2008. Mr. Ennis joined Revlon in March 2005 as Senior Vice President, Internal Audit. Prior to joining Revlon, Mr. Ennis held several senior financial positions with Ingersoll-Rand Company.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants / deodorants and personal care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

CONTACT:
Investor Relations & Media:
Revlon, Inc.
Abbe F. Goldstein, CFA, 212-527-6465